EXHIBIT 2.1

                       AGREEMENT AND PLAN OF MERGER

                               by and among

                          GENERAL MEDICAL INC.,

                          MCKESSON CORPORATION,

                      SPIDER ACQUISITION CORPORATION


                                   and

                                   THE

                         CONTINUING STOCKHOLDERS

                               NAMED HEREIN


                       Dated as of January 28, 1997




                            TABLE OF CONTENTS

                                                                         PAGE

                                ARTICLE I
                                THE MERGER


      1.1   The Merger.......................................................3
      1.2   Effect on Shares.................................................4
      1.3   Holdback of Cash Consideration...................................6
      1.4   Surrender of Certificates.......................................19
      1.5   Sales Taxes; Transfer Taxes and Fees; Withholding...............21
      1.6   No Further Ownership Rights in Shares...........................23
      1.7   Closing of Company Transfer Books...............................23
      1.8   Stock Options...................................................23
      1.9   Lost Certificates...............................................24
      1.10  Dissenters' Rights..............................................24
      1.11  Closing.........................................................25

                                ARTICLE II
                        THE SURVIVING CORPORATION

      2.1   Certificate of Incorporation....................................26
      2.2   Bylaws..........................................................26
      2.3   Directors and Officers..........................................26

                               ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


      3.1   Corporate Organization and Authority............................27
      3.2   Capitalization..................................................29
      3.3   Subsidiaries....................................................31
      3.4   Consents and Approvals; No Violations...........................31
      3.5   SEC Documents...................................................34
      3.6   Financial Statements............................................34
      3.7   Absence of Material Adverse Changes, etc........................35
      3.8   Absence of Undisclosed Liabilities..............................37
      3.9   Information Statement...........................................38
      3.10  Taxes...........................................................38
      3.11  Employment Matters..............................................44
      3.12  Environmental Matters...........................................50
      3.13  Legal Proceedings, etc..........................................52
      3.14  Compliance with Applicable Law..................................53
      3.15  Certain Contracts and Arrangements..............................54
      3.16  Real Property...................................................55
      3.17  Certain Fees....................................................57
      3.18  Intellectual Property...........................................57
      3.19  Board Recommendations; Takeover Provisions......................59
      3.20  Labor Matters...................................................59
      3.21  Transactions with Affiliates....................................60
      3.22  Existing Stock Agreements.......................................60
      3.23  Product Liability...............................................61
      3.24  Legal Opinion...................................................61
      3.25  Opinion of Financial Advisor....................................61
      3.26  Full Disclosure.................................................62

                                ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

      4.1   Corporate Organization and Authority............................62
      4.2   Capitalization..................................................64
      4.3   Consents and Approvals; No Violations...........................65
      4.4   SEC Documents...................................................67
      4.5   Financial Statements............................................68
      4.6   Absence of Material Adverse Changes, etc........................68
      4.7   Absence of Undisclosed Liabilities..............................69
      4.8   Taxes...........................................................69
      4.9   Employment Matters..............................................70
      4.10  Legal Proceedings, etc..........................................70
      4.11  Compliance with Applicable Law..................................71
      4.12  Certain Fees....................................................71
      4.13  Financing.......................................................71
      4.14  Information Statement...........................................72

                                ARTICLE V
                         CONTINUING STOCKHOLDERS

      5.1   Authority, Binding Effect.......................................72
      5.2   Title...........................................................73
      5.3   Consents and Approvals; No Violations...........................75
      5.4   Investment Intention............................................76
      5.5   Federal Securities Laws Matters.................................77
      5.6   Investor Status.................................................77

                                ARTICLE VI
                                COVENANTS

      6.1   Conduct of the Business.........................................78
      6.2   Information Statement...........................................82
      6.3   Access to Information; Confidentiality..........................83
      6.4   No Solicitation.................................................84
      6.5   Obligations of Merger Subsidiary................................85
      6.6   Director and Officer Liability; Indemnification.................85
      6.7   Reasonable Best Efforts.........................................88
      6.8   Regulatory Compliance...........................................89
      6.9   Public Announcements............................................91
      6.10  Further Assurances..............................................91
      6.11  Employee Matters................................................91
      6.12  Treatment of Public Debt........................................93

                               ARTICLE VII
                         CONDITIONS TO THE MERGER

      7.1   Conditions to Each Party's Obligations..........................93
      7.2   Conditions to the Obligations of the Company....................95
      7.3   Conditions to the Obligations of Buyer and Merger
            Subsidiary......................................................96

                               ARTICLE VIII
                               TERMINATION

      8.1   Termination.....................................................97
      8.2   Effect of Termination...........................................98

                                ARTICLE IX
                              MISCELLANEOUS

      9.1   Notices.........................................................98
      9.2   No Survival of Representations and Warranties...................99
      9.3   Amendments, Modification and Waiver............................100
      9.4   Expenses.......................................................101
      9.5   Successors and Assigns; Binding Effect.........................102
      9.6   Governing Law..................................................102
      9.7   Severability...................................................102
      9.8   Third Party Beneficiaries......................................103
      9.9   Schedules......................................................103
      9.10  Entire Agreement...............................................104
      9.11  Counterparts; Effectiveness....................................104


                          TABLE OF DEFINED TERMS

TERM                                                               SECTION NO.

accredited investor........................................................5.6
accumulated funding deficiency.................................3.11(f), 4.9(f)
Acorn Partnership.....................................................Recitals
Acquisition Proposal.......................................................6.4
Active Subsidiary.......................................................3.1(a)
Affiliate.................................................................3.21
Agreement.............................................................Recitals
Assumed Options........................................................6.11(a)
Average Price...........................................................1.2(a)
Bernstein Claims...........................................................1.3
Buyer.................................................................Recitals
Buyer Common Stock......................................................1.2(a)
Buyer Disclosure Schedule...............................................4.3(a)
Buyer ERISA Plans.......................................................4.1(a)
Buyer Material Adverse Effect...........................................4.1(a)
Buyer Plans.............................................................4.9(a)
Buyer Preferred Stock......................................................4.2
Buyer Rights............................................................1.2(a)
Buyer SEC Documents........................................................4.4
Buyer Securities...........................................................4.2
CEA...................................................................Recitals
Certificate of Merger...................................................1.1(b)
Class A Common Stock..................................................Recitals
Closing...................................................................1.11
Closing Date..............................................................1.11
Code....................................................................1.4(c)
Common Stock..........................................................Recitals
Company...............................................................Recitals
Company Board...........................................................3.1(b)
Company Disclosure Schedule................................................3.3
Company SEC Documents......................................................3.5
Company Securities.........................................................3.2
Consideration Shares....................................................1.2(a)
Continuing Cash Portion...................................................2(a)
Continuing Share Portion................................................1.2(a)
Continuing Stockholders...............................................Recitals
Costs...................................................................6.6(a)
DGCL..................................................................Recitals
Dissenting Shares.........................................................1.10
Distribution Amount........................................................1.3
Effective Time..........................................................1.1(b)
employee pension benefit plan..................................3.11(a), 4.9(a)
employee welfare benefit plan..................................3.11(a), 4.9(a)
Employment Agreements..................................................6.11(a)
Environmental Claim.................................................3.12(a)(i)
Environmental Laws.................................................3.12(a)(ii)
Equity Value............................................................1.2(a)
ERISA..................................................................3.11(a)
ERISA Affiliate........................................................3.11(a)
ERISA Plans............................................................3.11(a)
Excess Expense Amount......................................................9.4
Exchange Act.......................................................3.4(b)(iii)
Exchange Share Fractional Amount........................................1.2(a)
Excluded Shares.........................................................1.2(a)
GAAP.......................................................................3.6
General Medical.........................................................3.1(c)
Governmental Entity.....................................................3.4(b)
Hazardous Materials...............................................3.12(a)(iii)
Holdback Amount............................................................1.3
Holdings...................................................................3.5
HSR Act.................................................................3.4(b)
Indemnifiable Claim.....................................................6.6(a)
Indemnified Lawsuit.....................................................6.6(a)
Indemnified Party.......................................................6.6(a)
Information Statement...................................................6.2(b)
Intellectual Property.....................................................3.18
IPO Prospectus.............................................................3.5
Kelso Parties.........................................................Recitals
KEP II................................................................Recitals
KIA IV................................................................Recitals
Leased Real Property...................................................3.16(a)
Leases.................................................................3.16(a)
Lien.......................................................................3.3
Material Adverse Effect.................................................3.1(a)
Merger..................................................................1.1(a)
Merger Consideration....................................................1.2(a)
Merger Subsidiary.....................................................Recitals
multiemployer pension plan.....................................3.11(f), 4.9(f)
Net Equity Value........................................................1.2(a)
Non-Continuing Cash Amount..............................................1.2(a)
Non-Continuing Stockholders...........................................Recitals
Opel..................................................................Recitals
Option..................................................................1.8(a)
Option Plans............................................................1.8(a)
Outstanding Shares......................................................1.2(a)
Owned Real Property....................................................3.16(a)
Paying Agent............................................................1.4(a)
Permits...................................................................3.14
Permitted Liens........................................................3.16(a)
Person.....................................................................6.4
PGI...................................................................Recitals
PGI Sweden............................................................Recitals
Plans..................................................................3.11(a)
Princes Gate..........................................................Recitals
Real Property..........................................................3.16(a)
Release............................................................3.12(a)(iv)
Registration Rights Agreement...........................................7.2(d)
Representatives.........................................................6.3(a)
Rutledge Partners.....................................................Recitals
SEC................................................................1.8(a), 4.4
SPD................................................................3.11(b)(iv)
Secretary of State......................................................1.1(b)
Securities Act.............................................................3.5
Securities Purchase Agreement..............................................3.2
Securityholders Agreement..................................................5.2
Share Certificates......................................................1.4(b)
Shares................................................................Recitals
single employer................................................3.11(a), 4.9(a)
State Takeover Laws.......................................................3.19
Stock Agreements...........................................................3.2
Stock Subscription Agreement...............................................5.2
Stockholders Agreement.....................................................5.2
Subsidiary.................................................................3.3
Surviving Corporation...................................................1.1(a)
Tax Return..........................................................3.10(b)(i)
Taxes...............................................................3.10(b)(i)
1993 Plan..................................................................3.2
1994 Directors Plan........................................................3.2
1994 Plan..................................................................4.2



                       AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of January 28, 1997 (this "Agreement"), by and among GENERAL MEDICAL INC, a Delaware corporation (the "Company"), MCKESSON CORPORATION, a Delaware corporation ("Buyer"), SPIDER ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary"), KELSO INVESTMENT ASSOCIATES IV, L.P., a Delaware limited partnership ("KIA IV"), KELSO EQUITY PARTNERS II, L.P., a Delaware limited partnership ("KEP II" and together with KIA IV, the "Kelso Parties"), CHASE EQUITY ASSOCIATES, a California limited partnership ("CEA"), JOHN RUTLEDGE PARTNERS, L.P., a Delaware limited partnership ("Rutledge Partners"), PRINCES GATE INVESTORS L.P., a Delaware limited partnership ("Princes Gate"), ACORN PARTNERSHIP I, L.P., a Delaware limited partnership ("Acorn Partnership"), PGI INVESTMENTS LIMITED, a British Virgin Islands corporation ("PGI"), PGI SWEDEN AB, a Swedish corporation ("PGI Sweden") and GREGOR VON OPEL ("Opel"), THE LEWIS and PATRICIA KELSO TRUST, WILLIAM A. MARQUARD, THE FRANK T. NICKELL IRA, DAVID M. RODERICK, GEORGE L. SHINN, STEVEN B. NIELSEN, F. De WIGHT TITUS and DONALD B. GARBER. All of the parties hereto excluding the Company, Buyer and Merger Subsidiary are referred to collectively herein as the "Continuing Stockholders." All stockholders of the Company, excluding the Continuing Stockholders are referred to collectively herein as the "Non-Continuing Stockholders."


                           W I T N E S S E T H

      WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have each approved, and deem it advisable and in the best interests of the stockholders of Merger Subsidiary and the Company to consummate, the acquisition of the Company by Buyer upon the terms and subject to the conditions of this Agreement; and

      WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have each approved this Agreement and the merger of the Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein, and in accordance with the General Corporation law of the State of Delaware (the "DGCL"), whereby each issued and outstanding share of Common Stock, par value $.01 per share (the "Common Stock") and each issued and outstanding share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock" and, together with the Common Stock, the "Shares"), of the Company, not owned directly or indirectly by Buyer, Merger Subsidiary or the Company, will be converted into the right to receive the applicable Merger Consideration payable to the holder thereof, without interest;

      NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE I
                                THE MERGER

      1.1 The Merger.

            (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(b) hereof), the Merger Subsidiary shall be merged (the "Merger") with and into the Company, whereupon the separate existence of the Merger Subsidiary shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

            (b) Concurrently with the Closing (as defined in Section 1.11 hereof) the Company, Buyer and Merger Subsidiary shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date and time (the "Effective Time") at which the Certificate of Merger has been duly filed with the Secretary of State.

            (c) Upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation and all obligations, restrictions, disabilities, duties, debts and liabilities of the Company and Merger Subsidiary shall be the obligations, restrictions, disabilities, duties, debts and liabilities of the Surviving Corporation.

      1.2   Effect on Shares.  At the Effective Time:

            (a) Conversion of Shares; Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or by any wholly-owned Subsidiary (as defined in Section 3.3 hereof) of the Company or owned by Buyer, Merger Subsidiary or any other Subsidiary of Buyer ("Excluded Shares") and (ii) Dissenting Shares (as defined in Section 1.10)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration (as defined below), upon surrender of the certificate formerly representing such Shares in the manner provided in Section 1.3 hereof. All Shares to be converted into the Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 1.4 hereof. As used herein, "Outstanding Shares" shall mean the Shares other than Excluded Shares. "Merger Consideration" shall mean: (i) in the case of the Shares held by Non-Continuing
Stockholders: (I) an amount in cash (the "Non-Continuing Cash Amount") equal to the Equity Value Per Share (as defined below) and (II) the Distribution Amount (as defined in Section 1.3 below); and (ii) in the case of Shares held by Continuing Stockholders: (I) the Continuing Cash Portion (as defined below), (II) the Continuing Stock Portion (as defined below), and (III) the Distribution Amount. As used herein, "Equity Value Per Share" shall be the amount equal to (A) $331,071,912.58 minus the product of the Excess Expense Amount (as defined in Section 9.4) and
 .605, divided by (B) 11,014,357.13. The "Continuing Cash Portion" shall be an amount in cash equal to (A) .50 times the Equity Value Per Share minus (B) the quotient of (I) (x) .50 times the aggregate Non-Continuing Cash Amounts, plus (y) $15,000,000, plus (z) .50 times the aggregate Option Spreads (as defined in Section 1.8), divided by (II) the total number of Shares held by the Continuing Stockholders. The "Continuing Share Portion" shall be the number of shares of Buyer common stock, par value $.01 per share (the "Buyer Common Stock") and the associated Preferred Stock Purchase Rights of Buyer to be issued pursuant to the Rights Agreement, dated as of September 14, 1994, by and between Buyer and First Chicago Trust Company of New York (the "Buyer Rights") (unless the context otherwise requires, all references in this Agreement to Buyer Common Stock shall include the corresponding Buyer Rights) equal to (A) the Equity Value Per Share minus the Continuing Cash Portion divided by
(B) subject to the provisions of the last sentence of this Section 1.2(a), the average closing price of Buyer Common Stock for the five trading day period ending two trading days before the Closing Date (the "Average Price") (such resulting number, the "Consideration Shares") and
(ii) an amount in cash in lieu of fractional shares, if any, calculated at the Average Price (the "Exchange Share Fractional Amount"). The provisions of clause (B) of the foregoing sentence notwithstanding, if
(A) the Average Price is greater than $63.11, then the Average Price, for all purposes of this Agreement (including Section 1.7 hereof) shall be deemed to be $63.11 and (B) the Average Price is less than $46.64, then the Average Price, for all purposes of this Agreement other than Section 8.1(d) (but including Section 1.7) shall be deemed to be $46.64.

            (b) Cancellation of Shares. All Excluded Shares shall be canceled and no Merger Consideration or other consideration or payment shall be delivered therefor or in respect thereof.

            (c) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the Shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      1.3   Holdback of Cash Consideration.

            (a) The parties agree that at the Closing, Buyer shall withhold, from the Merger Consideration an amount equal to $30 million (the "Initial Holdback Amount"). The Initial Holdback Amount shall be reduced as and to the extent provided in Section 1.3(c) and 1.3(e) below and, after giving effect to the provisions of such Sections, shall be referred to herein as the "Holdback Amount."

            (b) The Holdback Amount shall accrue interest at the applicable Interest Rate (as defined below) commencing on the Closing Date and ending on the Final Holdback Distribution Date (as defined below). The Holdback Amount, together with all such accrued interest, divided by 11,014,357.13, shall be referred to herein as the "Distribution Amount." For purposes of this Agreement, the "Interest Rate" shall be (i) 6.75% per annum for the period commencing on the Closing Date and ending on the date that is six months following the Closing Date (the "Six Month Anniversary Date"), (ii) 8.75% per annum for the period commencing on the day following the Six Month Anniversary Date and ending on the date that is twelve months following the Closing Date (the "Twelve Month Anniversary Date"), (iii) 10.75% per annum for the period commencing on the day following the Twelve Month Anniversary Date and ending on the date that is the earlier of (A) the Bar Date (as defined below) and (B) eighteen months following the Closing Date and for any other periods thereafter; provided, however, that in the event that
(i) the order of the New York State Supreme Court with respect to the Bernstein Lawsuit (as defined below) is not affirmed on the appeal or
(ii) a Subsequent Lawsuit (as defined below) is brought or filed, the Interest Rate shall be 6.75% per annum from and after the date of such disposition (in the case of clause (i)) or the filing or bringing of such Subsequent Lawsuit (in the case of clause (ii)) for all subsequent periods hereunder.

            (c) As soon as practicable following the Initial Holdback Distribution Date (as defined below) Buyer shall distribute the Initial Distribution Amount (as defined below), and as soon as practicable following the Final Holdback Distribution Date, the Buyer shall distribute the Final Distribution Amount, in each case, in accordance with Section 1.2(a). The right of a holder of Outstanding Shares or Options to receive any amounts under this Section 1.3(c) may not be transferred, sold, assigned or otherwise disposed of, except by will, intestate succession or operation of law. Not later than 10 days following the Effective Time, Buyer shall cause the Surviving Corporation to provide to the Stockholder Representative (as defined below) a schedule setting forth the names and addresses of the holders of all Outstanding Shares and Options immediately prior to the Effective Time as such information appears on the records of the Company, together with the number of Shares or Options held by each such Person at such time. Any Distribution Amount that Buyer is unable to distribute to a former holder of Outstanding Shares or Options pursuant to this Section 1.3(c) may be retained by Buyer (subject to Section 1.3(h)) and such holder shall be entitled to look to Buyer only as a general creditor with respect to the pro rata share of the Distribution Amount payable to such holder pursuant to this Section 1.3(c), subject to applicable abandoned property, escheat or other similar laws.

            (d) For purposes hereof, the following terms shall have the meanings set forth below:

            "Costs" shall mean any and all losses, reasonable costs, reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements, the reasonable costs of any investigation or preparation incurred in connection therewith and the reasonable fees of experts and consultants), claims, damages, liabilities, judgments (including interest on any judgments), amounts paid in settlement and premiums paid for insurance with respect to the Bernstein Lawsuit (pursuant to clause (iv) of the definition of "Final Holdback Distribution Date" contained in Section 1.3(d)).

            "Holdback Costs" shall mean any and all Costs (including, without limitation, any Costs incurred in connection with any indemnification obligations of the Company or the Company's Subsidiaries) incurred after the Effective Time by Buyer, the Company, the Surviving Corporation or the Company's Subsidiaries and all other Defendants (as defined below) in connection with, arising out of or related to (y) that certain lawsuit, including any appeal related thereto, styled Richard A. Bernstein v. Kelso & Company, Inc., Steven B. Nielsen, James C. Robison, Donald B. Garber, G. Keith Nedrow, Michael B. Goldberg, General Medical Corp. Inc. and GM Holdings, Inc., Index No. 117957/95 (the "Bernstein Lawsuit"), filed in the Supreme Court of the State of New York or (z) any claim asserted in any other proceeding or forum against any entity or person based on, arising out of or related to facts and/or circumstances alleged or asserted in the Bernstein Lawsuit (subclauses (y) and (z) being collectively referred to as the "Bernstein Claims").

            "Initial Distribution Amount" shall be 50% of the Distribution Amount as of the Initial Holdback Distribution Date.

            "Initial Holdback Distribution Date" shall be the date which is thirty days following the first to occur of:

                  (i) the date of the settlement of the Bernstein Lawsuit, including the delivery to all persons named as defendants in the Bernstein Lawsuit (the "Defendants") of an unconditional written release (or if the delivery of such a release is not feasible, the entry of an order of a court of competent jurisdiction which is no longer subject to appeal and which provides that all claims asserted therein are released or dismissed with prejudice) (x) from the named plaintiff in the Bernstein Lawsuit (on behalf of such named plaintiff and any other person or persons whom such named plaintiff purports to represent) and (y) on behalf of all other members of any class actually certified or approved in the Bernstein Lawsuit, from all obligations and liabilities in respect of all Bernstein Claims and potential Bernstein Claims other than as expressly provided for in the settlement agreement); or

                  (ii) the date on which a final order or judgment of a court of competent jurisdiction , with respect to the Bernstein Lawsuit, has become final and no longer subject to appellate review.

            "Final Holdback Distribution Date" shall be the date which is thirty days following the first to occur of:

                  (i) the date on which a final order or judgment of a court of competent jurisdiction, with respect to the Bernstein Lawsuit, has become final and no longer subject to appellate review (such final adjudication to have res judicata or similar effect with respect to all potential Bernstein Claims, and such settlement to include the delivery to all Defendants of an unconditional written release (or if the delivery of such a release is not feasible, the entry of an order of a court of competent jurisdiction which is no longer subject to appeal and which provides that all claims asserted therein are released or dismissed with prejudice) (x) from the named plaintiff in the Bernstein Lawsuit (y) on behalf of all other members of the purported class asserted in the Bernstein Lawsuit, from all obligations and liabilities in respect of all Bernstein Claims and potential Bernstein Claims other than as expressly provided for in the settlement agreement); or

                  (ii) July 20, 1998 (the "Bar Date"), but only in the event that by such date (A) a final order or judgment of a court of competent jurisdiction with respect to the Bernstein Lawsuit has become final and no longer subject to appellate review and (B) no other Bernstein Claims have been brought or filed against the Company, any of its Subsidiaries or any Person with respect to which the Company or any of its Subsidiaries may have indemnification, reimbursement or other monetary obligations (a "Subsequent Lawsuit"); or

                  (iii) in the event that one or more Subsequent Lawsuits is brought or filed, the date on which there has been, with respect to the Bernstein Lawsuit and all such Subsequent Lawsuits, the entry of a final order or judgment of a court of competent jurisdiction (whether in connection with a settlement or otherwise) and such order or judgment has become final and no longer subject to appellate review; or

                  (iv) on such date as the Stockholder Representative (as defined below) obtains insurance with respect to the Bernstein Claims on such terms as are mutually acceptable to the Stockholder Representative and Buyer.

            "Final Distribution Amount" shall be the remaining
Distribution Amount, as of the Final Holdback Distribution Date, following the distribution of the Initial Distribution Amount, if any.

            (e) Buyer agrees to pay or reimburse, or cause the Company or one of its Subsidiaries to pay or reimburse, Holdback Costs (including Holdback Costs incurred by any of the Defendants which Buyer, the Company or the Company's Subsidiaries would not have been obligated to pay or reimburse but for the provisions of this Section 1.3(e)) on the following basis:

                  (A) Prior to the Initial Distribution Date: (x) up to
            the first $1 million of Hold back Costs, if any, shall not be applied against or reduce the Initial Holdback Amount; (y) Holdback Costs, if any, which exceed $1 million, up to such excess Holdback Costs which aggregate $30 million shall be fully applied against and reduce the Initial Holdback Amount; and (z) Holdback Costs, if any, in excess of $31 million, up to an additional $9 million, shall be paid or reimbursed notwithstanding that the Initial Holdback Amount shall have been reduced to zero; and

                  (B) On or following the Initial Distribution Date,
            after giving effect to the distribution of the Initial Distribution Amount: (x) up to the first $1 million of Holdback Costs following the Effective Time, if any, shall not be applied against or reduce the Holdback Amount; (y) Holdback Costs, if any, which exceed $1 million, up to such excess Holdback Costs following the Effective Time which aggregate not more than $30 million, minus the aggregate Initial Distribution Amount (less the interest component thereof) shall be fully applied against and reduce the Holdback Amount; and (z) Holdback Costs, if any, in excess of $31 million, minus the aggregate Initial Distribution Amount (less the interest component thereof), up to an additional $4.5 million, shall be paid or reimbursed notwithstanding that the Holdback Amount shall have been reduced to zero.

Subject to the foregoing, Holdback Costs will be paid or reimbursed in the order in which they are presented to Buyer. Notwithstanding anything in this Section 1.3(e) to the contrary, no obligation to pay or reimburse Holdback Costs which constitute costs paid in settlement shall be imposed under this Section 1.3(e) if the settlement is by a Defendant who is not a party to this Agreement and it does not satisfy the conditions set forth in the fourth sentence in Section 1.3(f) below.

            (f) The Defendants other than the Company and its Subsidiaries will continue undertaking the defense of the Bernstein Lawsuit with counsel of their own choosing. The Stockholder Representative (as defined below) shall undertake and have sole discretion and authority with respect to, the defense (and, subject to this Section 1.3(f), the settlement) of any Bernstein Claims on behalf of the Company and its Subsidiaries with counsel selected by the Stockholder Representative; provided, however, that Buyer may select counsel of its choosing to act as co-counsel (but not lead counsel) on behalf of the Company and any of its Subsidiaries (the "Company Defendants"), for purposes of participating in the defense of any Bernstein Claims. Following the Closing, Buyer will cause the Company Defendants vigorously and diligently to defend any Bernstein Claims, it being understood that Buyer may, at any time, cause the Company Defendants to seek the dismissal of any and all Bernstein Claims against the Company Defendants on their own motion (and not jointly with the other Defendants). The Defendants which are parties hereto agree that they will not enter into any settlement or similar agreement with respect to any Bernstein Claims unless (i) any such settlement shall include as a term thereof the delivery to the Defendants by all plaintiffs in the proceeding (on behalf of such named plaintiff and any other person or persons who such named plaintiff purports to represent) relating to such Bernstein Claims of an unconditional written release from all liability in respect of all Bernstein Claims and potential Bernstein Claims (or if the delivery of such a release is not feasible, the entry of an order of a court of competent jurisdiction which is no longer subject to appeal and which provides that all claims asserted therein are released or dismissed with prejudice), (ii) such settlement shall not provide for any action by the Company Defendants other than the payment of money and the execution of customary settlement documents, and (iii) the aggregate amount of such money payment shall not exceed the excess, if any, of $40 million over the aggregate Holdback Costs calculated by the Buyer as of the execution of the agreement relating to the settlement (but without giving effect to such money payment), provided that the condition set forth in this clause
(iii) shall be deemed satisfied if any excess over $40 million is not required to be paid, directly or indirectly (by way of reimbursement, indemnification or otherwise) by Buyer, the Company or its Subsidiaries, provided, further, that the $40 million amount set forth in this clause
(iii) shall be reduced to $35.5 million minus the aggregate Initial Distribution Amount as of Initial Holdback Distribution Date after giving effect to the disbursement of the Initial Distribution Amount. In the event of a settlement of any Bernstein Claims as provided in the immediately preceding sentence, Buyer will cause the Company Defendants to enter into the settlement or similar agreement with respect to such Bernstein Claims. In connection with any calculation required by the second preceding sentence, at Buyer's request each of the Defendants who are parties hereto shall submit promptly to Buyer such party's claims for payment or reimbursement of Holdback Costs (including pursuant to Section 1.3(e) above), including by obtaining up-to-date invoices with respect to attorneys' fees and disbursements and other third party-related Holdback Costs. Buyer will cause the Company and its Subsidiaries to reasonably cooperate with the Stockholder Representative and the other Defendants in order to defend any Bernstein Claims, including, without limitation, providing reasonable access to all requested documentation and records and making officers and employees and representatives of the Company and its Subsidiaries reasonably available to the Stockholder Representative and the other Defendants and their counsel for such purpose. For purposes hereof Kelso & Company shall serve as the initial Stockholder Representative and if Kelso & Company ceases to act as the Stockholder Representative for any reason, the holders of a majority of the Outstanding Shares and Options outstanding immediately prior to the Effective Time shall appoint a replacement Stockholder Representative. The Stockholder Representative may be removed at any time by vote of the holders of a majority of the Outstanding Shares and Options outstanding immediately prior to the Effective Time.

            (g) If any Defendant has claims for payment or reimbursement of Holdback Costs against any third party (other than any other Defendant), the Defendant shall pursue such claim if reasonably available to it and, to the extent such Holdback Costs were paid or reimbursed by Buyer, the Company, the Surviving Corporation or any of their Subsidiaries, the Defendant shall pay the net proceeds of such claim (after deducting all out-of-pocket costs of collection, including attorneys fees and disbursements) to Buyer. To the extent the amount so paid to Buyer is in respect of a Holdback Cost which would reduce or in fact reduced the Distribution Amount, an appropriate adjustment and/or payment (even if after the Distribution Date) shall be made for the benefit of the Stockholders on the same pro rata basis as provided above in this Section 1.3. Without limiting the foregoing, to the extent that any Defendant has claims for payment or reimbursement of Holdback Costs against any third party (other than any other Defendant), including, without limitation, any claim under any insurance policy, this provision shall in no way reduce or mitigate such claims, and the obligation under this Section 1.3 to make any payment or reimbursement shall be reduced or eliminated accordingly; provided, that until any claim is collected, this
Section 1.3 shall continue to operate as it would in the absence of this sentence, including with respect to the obligation to pay or reimburse Holdback Costs under Section 1.3(e) above.

            (h) Upon the occurrence of a Trigger Event (as defined below), Buyer will deposit with an escrow agent selected by Buyer and reasonably acceptable to the Stockholder Representative (the "Escrow Agent"), the Holdback Amount (in the amount of the Holdback Amount at the time of such deposit), which deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and an escrow agreement in form and substance consistent with the terms of this Agreement to be mutually agreed to by Buyer, the Stockholder Representative and the Escrow Agent. For purposes hereof, "Trigger Event" shall mean either (i) a "Change in Control" (as defined below) or (ii) the senior debt of Buyer shall cease to be rated at an investment grade level by either Moody's or Standard & Poors. For purposes hereof, a "Change in Control" shall occur in the event of (i) the acquisition by any Person of 50% or more of the capital stock of the Company which is entitled to vote generally in the election of directors or (ii) a merger or similar business combination involving Buyer, after which the holders of Buyer Common Stock immediately prior to such merger or business combination own in the aggregate less than 50% of the common equity value of the surviving corporation or entity.

            (i) This Section 1.3 is not intended to affect the rights or obligations of the parties with respect to Holdback Costs except as expressly set forth herein.

      1.4   Surrender of Certificates.

            (a) Deposit With Paying Agent. Prior to the Effective Time, Buyer shall designate a bank, trust company, or such Person or Persons as shall be reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent"). Immediately prior to the Effective Time, Buyer shall deposit with the Paying Agent, for the benefit of holders of Shares, (i) the funds necessary to complete the payments contemplated by
Section 1.2(a) hereof on a timely basis and (ii) certificates representing shares of Buyer Common Stock to be issued pursuant to
Section 1.2(a) hereof.

            (b) Surrender Procedure. Promptly following the Effective Time, Buyer shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which represented outstanding Shares (the "Share Certificates"), whose Shares are to be converted pursuant to Section 1.2(a) hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Share Certificates for payment therefor (which instructions shall provide that at the election of the surrendering holder, Share Certificates may be surrendered, and payment therefor collected immediately after the Effective Time, by hand delivery). Upon proper surrender of a Share Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each such Share formerly represented by such Share Certificate, to be mailed (or immediately made available for collection by hand) within one business day of receipt thereof, and the Share Certificate so surrendered shall be forthwith canceled. The Paying Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Share Certificates on the Merger Consideration payable upon the surrender of the Share Certificates. No dividends or distributions that have been declared and having a record date after the Effective Time shall be paid to Persons entitled to receive certificates for shares of Buyer Common Stock until such Persons surrender their Share Certificates, at which time all such dividends shall be paid. Notwithstanding anything to the contrary contained herein, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares or any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (c) Delivery of Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the stockholders of the Company twelve months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with the surrender procedures described in this
Section 1.4 shall look only to the Surviving Corporation for payment and/or issuance of the Merger Consideration to which such stockholder is entitled, subject to applicable abandoned property, escheat or similar laws.

      1.5   Sales Taxes; Transfer Taxes and Fees; Withholding.

            (a) Except as provided in Section 1.5(b) below, all sales, use, transfer, stamp, recording and registration taxes and fees incurred in connection with the consummation of the transactions contemplated hereby whether imposed on the Company, Buyer or Merger Subsidiary, including, without limitation, all real property transfer taxes or fees, shall be paid by Buyer, and each of Buyer and the Company shall file all necessary tax returns and other documentation with respect to all such taxes and fees. The Company and Buyer agree to cooperate with each other in connection with the preparation and timely filing of all necessary forms and clearances required by any taxing authority.

            (b) If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the Share Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable.

            (c) Buyer or Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Buyer or the Paying Agent.

      1.6 No Further Ownership Rights in Shares. The Merger Consideration delivered upon the surrender for exchange of any Share Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificate.

      1.7 Closing of Company Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation, the Paying Agent or Buyer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article I.

      1.8 Stock Options.

            (a) Each outstanding option ("Option") to purchase Shares pursuant to the Company's 1993 Stock Incentive Plan as amended, and the 1994 Non-Employee Directors' Stock Incentive Plan (collectively, the "Option Plans") outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive from the Company, for each Share subject to such Option, an amount in cash equal to (I) the amount by which (A) the Equity Value Per Share exceeds (B) the exercise price that would have been payable under such Option to acquire such Share (such calculation, the "Option Spread") and (II) the Distribution Amount. All applicable withholding taxes shall be deducted from the amounts payable hereunder. The Company, rather than the Paying Agent will make payments in respect of the Options.

            (b) Notwithstanding any other provision of this Agreement to the contrary, the Company may, by appropriate action of the Compensation Committee of its Board of Directors, elect to accelerate the vesting of all or any portion of the Options to a date prior to the date on which the Effective Time occurs.

      1.9 Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Share Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this
Article I.

      1.10 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Outstanding Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, as provided in Section 1.2(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under
Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereof. The Company shall give Buyer (i) prompt notice of any notice or demands for appraisal or payment for Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      1.11 Closing. Subject to the provisions of Article VIII hereof, the closing of the transaction contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be the second business day following the day on which the last of the conditions set forth in
Section 7.1 hereof shall have been fulfilled or waived or on such other date prior to April 1, 1997 (or such later date as provided in Section 8.1(b)) as Buyer and the Company shall agree (such date, the "Closing Date").

                                ARTICLE II
                        THE SURVIVING CORPORATION

      2.1 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

      2.2 Bylaws. The bylaws of the Company, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and such bylaws.

      2.3 Directors and Officers. From and after the Effective Time, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

                               ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      In order to induce Buyer and Merger Subsidiary to enter into this Agreement, the Company represents and warrants to Buyer and Merger Subsidiary as follows:

      3.1 Corporate Organization and Authority.

            (a) Each of the Company and its Subsidiaries that is actively engaged in any business or owns material assets (an "Active Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. Each of the Company and its Active Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such licensing or qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a material adverse effect on the assets, liabilities, business, results of operations, cash flow or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has heretofore made available to Buyer true, complete and correct copies of the certificate of incorporation and bylaws (or other organization documents of like import) as currently in effect, of the Company and each of its Subsidiaries.

            (b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and by the requisite vote of the Company's stockholders and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer, Merger Subsidiary and the Continuing Stockholders, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (c) General Medical Corporation, a Virginia corporation ("General Medical"), has the corporate power and authority to execute and deliver the Employment Agreements with the persons listed on Section 3.1(c) of the Company Disclosure Schedule (as defined in Section 3.3) and to perform its obligations thereunder. The execution and delivery of the Employment Agreements and the performance of its obligations thereunder have been duly and validly authorized by the Board of Directors of General Medical and no other corporate proceedings on the part of General Medical are necessary to authorize the execution, delivery and performance of the Employment Agreements. The Employment Agreements have been duly executed and delivered by General Medical and constitute, assuming execution and delivery of the Employment Agreements by the counter parties thereto, valid and binding obligations of General Medical, enforceable against General Medical in accordance with their terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      3.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares of Common Stock and 5,000,000 Shares of Class A Common Stock. As of the date hereof, there were (i) 8,723,621 shares of Common Stock issued and outstanding and (ii) 1,214,231 shares of Class A Common Stock issued and outstanding. All Shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive rights. As of the date hereof, there were (i) outstanding Options in respect of 958,615.63 shares of Common Stock, which Options were granted pursuant to the 1993 Stock Incentive Plan, as amended (the "1993 Plan") and up to 154,759.37 Options in respect of 154,759.37 shares of Common Stock authorized for possible future issuance pursuant to the 1993 Plan;
(ii) outstanding options in respect of 10,000 shares of Common Stock, which options were granted pursuant to the 1994 Non-Employee Directors Stock Incentive Plan (the "1994 Directors Plan") and up to 40,000 Options in respect of 40,000 shares of Common Stock authorized for possible future issuance pursuant to the 1994 Directors Plan. The Company has an obligation pursuant to Section 2.3(d) of the Securities Purchase Agreement, dated as of July 28, 1994, among Holdings and the Purchasers (as defined therein) (the "Securities Purchase Agreement") to issue to the Purchasers 107,889.50 shares of Common Stock in accordance with the terms of the Securities Purchase Agreement. Except as set forth in this
Section 3.2, and except for changes occurring subsequent to the date hereof resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except for the purchase by the Company of Shares pursuant to the terms of the Stockholders Agreement, the Securityholders Agreement and the Stock Subscription Agreement (collectively, the "Stock Agreements"), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

      3.3 Subsidiaries. Except as set forth in Section 3.3 of the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery by the Company of this Agreement (the "Company Disclosure Schedule"), all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Lien (as defined hereafter). For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 3.3 of the Company Disclosure Schedule. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      3.4 Consents and Approvals; No Violations.

            (a) Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or of any Subsidiary; (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any Lien under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound (provided that the Company makes no representation as to any contract with any federal, state or local government or agency thereof) or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any governmental agency or authority or court to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not singularly, or in the aggregate, have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of (1) the business or activities in which Buyer or Merger Subsidiary or any of their affiliates is or proposes to be engaged, or (2) any acts or omissions by, or facts pertaining to, Buyer or Merger Subsidiary.

            (b) Except as set forth in Section 3.4 of the Company Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive, governmental or regulatory authority or agency in the United States (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws; (v) filings in connection with the financing of the Merger and (vi) such other consents, approvals orders, authorizations, notifications, registrations, declarations and filings that (A) may be required to novate, assign or transfer any contract or agreement with any Governmental Entity, (B) the failure of which to be obtained or made would not have a Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (C) that become applicable as a result of (1) the business or activities in which Buyer or Merger Subsidiary is or proposes to be engaged, or (2) any acts or omissions by Buyer or Merger Subsidiary.

      3.5 SEC Documents. The Company, GM Holdings Inc., a Delaware corporation ("Holdings"), and General Medical have filed all required reports, proxy statements, forms and other documents with the SEC since December 31, 1993. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements filed by the Company, Holdings and General Medical since December 31, 1993, together with the Company's Registration Statement on Form S-1, Registration No. 333-16317 (as amended, the "IPO Prospectus") and Holdings' Registration Statement on Form S-1, Registration No. 33-73180, in each case, as amended, are hereinafter referred to as the "Company SEC Documents." As of their respective dates, and giving effect to any amendments thereto,
(a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      3.6 Financial Statements. The financial statements of the Company and its Subsidiaries (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) which are not material in amount.

      3.7 Absence of Material Adverse Changes, etc. Except as set forth in Section 3.7 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, since September 30, 1996, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any event, circumstances or occurrence of facts which has had or is reasonably expected to have a Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any amount of outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

            (c) any sale or disposition of material properties or assets of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice;

            (d) any amendment of any term of any outstanding security of the Company or any Subsidiary of the Company;

            (e) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness from any third party for borrowed money, other than borrowings pursuant to the Company's existing Credit Agreement dated as of July 28, 1994, in amounts and on terms consistent with past practice;

            (f) any making of any loan, advance or capital contribution to or investment in any Person other than (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, or (ii) other loans, advances, capital contributions or investments in an aggregate amount not exceeding $250,000;

            (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, is or may reasonably be expected to have a Material Adverse Effect;

            (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including, without limitation, the acquisition or disposition of any material amount of assets) or any relinquishment by the Company of any Subsidiary of the Company of any contract, license or other right which, in any such case, individually or in the aggregate, would have or be reasonably expected to have a Material Adverse Effect, other than transactions, commitments, contracts or agreements contemplated by this Agreement;

            (i) any change in any method of accounting or accounting principle or practice by the Company or any Subsidiary of the Company, or revaluation of any assets of the Company or any of its Subsidiaries (including, without limitation, any write-downs of inventory or write-offs of accounts receivables other than in the ordinary course of business consistent with past practice); and

            (j) any capital expenditures or commitments in excess of $6,000,000 in the aggregate for the additions or property, plant or equipment of the Company's business;

            (k) any loss of major customer contracts or major customers which either by themselves or in the aggregate represented over $5,000,000 in revenue; and

            (l) any agreement, commitment or understanding entered into in connection with any of the foregoing.

      3.8 Absence of Undisclosed Liabilities. Except as set forth in
Section 3.8 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto except for those that would not in the aggregate have or be reasonably expected to have a Material Adverse Effect.

      3.9 Information Statement. The Information Statement (as defined in
Section 6.2(b) hereof) (and any amendments thereof or supplements thereto) will not, other than with respect to information supplied by Buyer, at the time of the mailing of the Information Statement to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.10 Taxes.

            (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule,

                  (i) all Tax Returns required to be filed by or with respect to Taxes (as defined hereafter) of the Company and its Subsidiaries are accurate in all material respects and have been filed in a timely manner (taking into account all lawful extensions of due dates);

                  (ii) all Taxes shown to be due on such filed Tax Returns have been timely paid or adequate provision in accordance with GAAP with respect to the matters covered by such Tax Returns has been made for the payment therefore;

                  (iii) the Company and its Subsidiaries have not received any formal written notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Company or its Subsidiaries that have not been fully paid or finally settled;

                  (iv) there are no Liens with respect to Taxes upon any of the properties or assets of the Company or its Subsidiaries other than Liens for Taxes not yet due and payable or that are being contested in good faith;

                  (v) each of the Company and its Subsidiaries has complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign law) and has, within the time and within the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

                  (vi) no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries has been given by or on behalf of the Company or any of its Subsidiaries;

                  (vii) neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed;

                  (viii) neither the Company nor any of its Subsidiaries has made a change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which would have a Material Adverse Effect;

                  (ix) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

                  (x) neither the Company nor any of its Subsidiaries is a party to, is bound by, nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

                  (xi) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes;

                  (xii) neither the Company nor any of its Subsidiaries is a party to any agreement (including this Agreement), plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code;

                  (xiii) all Tax deficiencies which have been claimed, proposed or asserted against the Company or any of its Subsidiaries have been fully paid or finally settled, and to the knowledge of the Company no issue has been raised in any examination by any Taxing authority, which by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency against the Company or any of its Subsidiaries for another year not so examined;

                  (xiv) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries;

                  (xv) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

                  (xvi) neither the Company nor any of its Subsidiaries has any or could have liability for Taxes of another person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision under state, local or foreign law), by contract or otherwise;

                  (xvii) neither the Company nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law);

                  (xviii) the reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the financial statements are adequate for the payment of all Taxes incurred or which may be incurred by the Company and any of its Subsidiaries through the date thereof. Since the date of the financial statements, neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business;

                  (xix) the Company is the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code) consisting solely of the Company and its Subsidiaries. Since December 31, 1987, neither the Company nor any of its Subsidiaries has been a member of an affiliated group (or similar state or local filing group) other than the group in which the Company is the Common Parent;

                  (xx) neither the Company nor any of its Subsidiaries has taken any position on any Tax Return that could give rise to an understatement of federal income Tax liability within the meaning of Section 6662(d) of the Code; and

                  (xxi) neither the Company nor any of its Subsidiaries has or would have any liability for Taxes under or as a result of
      Section 482 of the Code or any similar provision of state, local or foreign law.

            (b) The Company has previously delivered or made available to Buyer complete and accurate copies of each of: (i) all audit reports, letter rulings, technical advice memoranda issued to the Company and each of its Subsidiaries, (ii) United States federal Tax Returns, and those state, local or foreign Tax Returns filed by the Company and each of its Subsidiaries and (iii) any closing agreements entered into by the Company or any of its Subsidiaries with any taxing authority, in each case existing on the date hereof. The Company will make available to Buyer all materials with respect to the foregoing for all matters arising after the date hereof.

            (c) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes, and (iii) "Treasury Regulations" shall mean the United States Income Tax Regulations, including Temporary Regulations promulgated under the Code (including corresponding provisions of succeeding U.S. income tax regulations).

      3.11  Employment Matters.

            (a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employees or directors of the Company (the "Plans"). Section 3.11(a) of the Company Disclosure Schedule identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Section 3(1) and 3(2) of ERISA (such plans being hereafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

            (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents:

                  (i) a copy of the Plan (including all amendments thereto) or a written description of any Plan that is otherwise not in writing;

                  (ii) a copy of the annual report, if required under ERISA, with respect to each ERISA Plan for the last three years;

                  (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three years;

                  (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                  (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                  (vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                  (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

            (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation, which payments have been or will be made when due. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the Company's most recent fiscal year.

            (d) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the ERISA Plans and no condition exists that presents a material risk that such proceedings will be instituted.

            (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits.

            (f) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

            (g) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date, and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made. No ERISA Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

            (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

            (i) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has timely applied for and received a currently effective determination letter from the Internal Revenue Service with respect to each such Plan.

            (j) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate.

            (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

            (l) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

            (m) Except as described in Section 3.11 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereunder will not result in the payment, vesting, acceleration or enhancement of any benefit under any Plan.

      3.12  Environmental Matters.

                  (a) (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, governmental response or remediation costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, as the case may be, or (b) circumstances forming the basis of any violation of any Environmental Law.

                  (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                  (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  (iv) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

                  (b) (i) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, all of which are in full force and effect, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect. Since January 1, 1994 neither the Company nor any of its Subsidiaries has received any written communication, whether from a governmental authority, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries are not in such compliance.

                  (ii) Except as set forth in Section 3.12(b) (ii) of the Company Disclosure Schedule, (A) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or against any Person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would have a Material Adverse Effect and (B) the Company has not received notice nor is it aware of any facts or conditions that may give rise to any Environmental Claim.

      3.13 Legal Proceedings, etc. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of the Company threatened against, relating to or involving the Company or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of the Company and its Subsidiaries) or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would have a Material Adverse Effect. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the Company, any governmental restriction applicable to the Company or any of its Subsidiaries, which has or would be reasonably expected to have a Material Adverse Effect.

      3.14 Compliance with Applicable Law. Except as set forth in Section
3.14 of the Company Disclosure Schedule the Company and its Subsidiaries are in material compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations (including, without limitation, (A) laws regarding the provision of insurance, third party administration and primary health care services, including Medicare, Medicaid and "safe harbor" provisions, (B) the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act and any state Pharmacy Acts, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, (C) laws and regulations relating to billing or sales practices, and (D) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery). All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Active Subsidiaries have been obtained, are in full force and effect and are being complied with except for such non-compliance and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not have or be reasonably expected to have a Material Adverse Effect.

      3.15 Certain Contracts and Arrangements.

            (a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, each material contract or agreement (whether written or oral) to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto except for such failures to be in full force and effect and such breaches and defaults as individually or in the aggregate would not result or would not reasonably be expected to result in a Material Adverse Effect. Since September 30, 1996, neither the Company nor any of its Subsidiaries has entered into any material contract or agreement ( whether written or oral), except for this Agreement, those contracts listed in Section 3.15 of the Company Disclosure Schedule and such contracts entered into in the ordinary course of business consistent with past practice.

            (b) Except as specifically provided in the Company's Certificate of Incorporation and By-laws or authorized by a resolution of the Board of Directors of General Medical dated September 13, 1995, the Company is not obligated to indemnify or hold harmless (whether by contract, indemnification agreement or otherwise) any officer, director, employee, agent or representative of the Company, or any other Person in connection with Costs arising out of or related to the Bernstein Claims.

      3.16  Real Property.

            (a) For purposes of this Agreement, "Permitted Liens" means
(i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, landlord's and other similar Liens arising or incurred in the ordinary course of business, (ii) Liens arising or resulting from any action taken by Buyer or Merger Subsidiary, (iii) Liens for current Taxes not yet due or that are being contested in good faith by appropriate proceedings, (iv) any other covenants, conditions, restrictions, reservations, rights, easements and other matters affecting title, which do not individually or in the aggregate materially adversely affect the value or occupancy of any of the Real Property, (v) zoning, building, land use, and other similar restrictions imposed by law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Entity and (vi) matters set forth in Section 3.16(a) of the Company Disclosure Schedule. "Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Active Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Leased Real Property" means all interests in real property leased, subleased, licensed, used or occupied by the Company pursuant to the Leases. "Owned Real Property" means the real property owned by the Company and its Subsidiaries. "Real Property" means the Owned Real Property and the Leased Real Property.

            (b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth information sufficient to identify specifically such Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good and valid title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein.

            (c) Section 3.16(c) of the Company Disclosure Schedule contains a complete and correct list of all Leased Real Property setting forth information sufficient to identify specifically such Leased Real Property. Each Lease grants the lessee under the Lease the exclusive right to use and occupy the premises and rights demised thereunder in accordance with the terms thereof free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens.

            (d) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Real Property, except for such violations that individually and in the aggregate would not have a Material Adverse Effect.

      3.17 Certain Fees. Except for the fees of those Persons described in Section 3.17 of the Company Disclosure Schedule (whose fees shall be the sole responsibility of the Company), (i) the Company has not employed any financial advisor or finder and (ii) neither the Company nor any of its Subsidiaries has incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

      3.18 Intellectual Property.

            (a) Except as described in Section 3.18 of the Company Disclosure Schedule, the Company and its Subsidiaries own or have rights to use all intellectual property, including without limitation, all patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, computer software and data bases, including all embodiments or fixations thereof and related documentation, applications to register, and registrations for, the foregoing trademarks, service marks, know-how, all licenses and rights with respect to the foregoing, and other proprietary rights and information (collectively, "Intellectual Property") used in connection with or necessary for the business of the Company and its Subsidiaries as currently conducted, and all goodwill of the business symbolized thereby. Except as described in Section 3.18 of the Company Disclosure Schedule, to the knowledge of the Company all of the Intellectual Property is in good standing and is owned by the Company free and clear of any and all Liens, except imperfections of title and encumbrances, if any, which are not reasonably likely to materially detract from the value of the Intellectual Property subject thereto or to materially impair the operations of the Company or any of its Subsidiaries.

            (b) Except as described in Section 3.18 of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or otherwise violate any Intellectual Property of any third party except where such infringement or violation would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, and there is no restriction or limitation on the right of the Company or its Subsidiaries to transfer any of their respective Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by or licensed to any of them, except where such loss or encumbrance taken individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

      3.19 Board Recommendations; Takeover Provisions. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of Shares approve this Agreement and the transactions contemplated herein. No State Takeover Laws (as defined below) including, but not limited to, Section 203 of the DGCL, are applicable to Buyer or Merger Subsidiary as a result of the Merger, this Agreement or the transactions contemplated hereby. "State Takeover Laws" shall mean any "fair price," "business combination" or "control share acquisition" statute or similar statute or regulation.

      3.20 Labor Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees, (ii) there are no unfair labor practice charges or complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the best knowledge of the Company after due inquiry, threatened against the Company or any of its Subsidiaries other than, in cases of clauses (ii) and (iii), those matters which would not reasonably be expected to have a Material Adverse Effect.

      3.21 Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, since December 31, 1993 there have been no material transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. For purposes hereof, the term "Affiliate" will mean a person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

      3.22 Existing Stock Agreements. The Company and the Continuing Stockholders have amended the Stock Agreements to provide that (I) this Agreement, the Merger and other transactions contemplated hereby shall be exempt from and not subject to any terms or provisions of the Stock Agreements, and (ii) such Stock Agreements, including, without limitation, any registration rights granted to the Continuing Stockholders therein, shall terminate and be of no further force or effect immediately prior to the Effective Time.

      3.23 Product Liability. Except as described in Section 3.23 of the Company Disclosure Schedule, there are not presently pending, or to the best knowledge of the Company, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company and its Subsidiaries, which if adversely determined, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has extended to its customers any written non-uniform product warranties, indemnifications or guarantees.

      3.24 Legal Opinion. The Company has received a legal opinion of Delaware counsel relating to the form of the consideration to be paid or delivered in the Merger, a copy of which has been delivered to Buyer.

      3.25 Opinion of Financial Advisor. The Company has received the opinion of Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Non-Continuing Stockholders is fair to such stockholders, from a financial point of view, a copy of which opinion will be delivered to Buyer promptly after the Company's receipt thereof.

      3.26 Full Disclosure. The Company has not knowingly failed to disclose to Buyer any facts material to the Company's business, results of operations, assets, liabilities or financial condition. No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY


      Buyer and Merger Subsidiary represent and warrant to the Company and the Continuing Stockholders as follows:

      4.1 Corporate Organization and Authority.

            (a) Each of the Buyer and its Subsidiaries, including Merger Subsidiary, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. Each of the Buyer and its Subsidiaries, including Merger Subsidiary, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such licensing or qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not have a material adverse effect on the assets, business, results of operations or financial condition of Buyer and its Subsidiaries, including Merger Subsidiary, taken as a whole (a "Buyer Material Adverse Effect"). Buyer has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or other organizational documents of like import), as currently in effect, of Buyer and Merger Subsidiary.

            (b) Each of Buyer and Merger Subsidiary has the requisite corporate power and corporate authority to execute and deliver this Agreement and the Registration Rights Agreement (as defined in Section 7.2(d)) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder and under the Registration Rights Agreement have been duly and validly authorized by the Board of Directors of each of Buyer and Merger Subsidiary and no other corporate or stockholder proceedings on the part of either Buyer or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or the Registration Rights Agreement. This Agreement and the Registration Rights Agreement have been duly executed and delivered by each of Buyer and Merger Subsidiary and constitute, assuming due authorization, execution and delivery of this Agreement by the Company and the Continuing Stockholders, a valid and binding obligation of each of Buyer and Merger Subsidiary, enforceable against each of Buyer and Merger Subsidiary in accordance with its terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      4.2 Capitalization. The authorized capital stock of the Buyer consists of 200,000,000 Shares of Common Stock, par value $.01 per share and 100,000,000 shares of Preferred Stock, par value $.01 per share ("Buyer Preferred Stock"). As of December 31, 1996, there were 42,250,152 shares of Buyer Common Stock issued and outstanding and no shares of Buyer Preferred Stock issued and outstanding. All issued and outstanding shares of capital stock of the Buyer are, and all Consideration Shares will be, duly authorized, validly issued, fully paid and nonassessable. As of December 31, 1996, there were (I) outstanding options in respect of 4,615,875 shares of Common Stock, which options were granted pursuant to Buyer's 1994 Stock Option and Restricted Stock Plan, as amended (the "1994 Plan"); (ii) up to 2,393,830 shares of Common Stock authorized for possible future issuance pursuant to the 1994 Plan. Except as set forth in this Section 4.2 and except for the Buyer Rights, and except for changes since December 31, 1996 resulting from the exercise of Options outstanding on such date, as of the date hereof there are outstanding (I) no shares of capital stock or other voting securities of the Buyer, (ii) no securities of the Buyer or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Buyer and (iii) no options or other rights to acquire from the Buyer, and no obligation of the Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Buyer (the items in clauses (I), (ii) and (iii) being referred to collectively as the "Buyer Securities"). As of the date hereof, there are no outstanding obligations of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Buyer Securities.

      4.3 Consents and Approvals; No Violations.

            (a) Except as set forth in Section 4.3 of the disclosure schedule delivered by Buyer and Merger Subsidiary to the Company substantially concurrently with the execution and delivery by the Company of this Agreement (the "Buyer Disclosure Schedule"), neither the execution and delivery of this Agreement nor the performance by either Buyer or Merger Subsidiary of its obligations hereunder will (I) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of either Buyer or Merger Subsidiary; (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation relating to the business of Buyer or Merger Subsidiary or to which either Buyer or Merger Subsidiary is a party or by which either Buyer or Merger Subsidiary or any of the assets used or held for use by Buyer or Merger Subsidiary may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Buyer or Merger Subsidiary is subject, excluding from the foregoing clauses (ii) and
(iii) such requirements, defaults, breaches, rights or violations (A) that would not in the aggregate have a Buyer Material Adverse Effect and would not have a material adverse effect on the ability of either Buyer or Merger Subsidiary to consummate the transactions contemplated hereby or (B) that become applicable as a result of any acts or omissions by the Company or the Continuing Stockholders.

            (b) Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Buyer or Merger Subsidiary or the performance by either Buyer or Merger Subsidiary of its obligations hereunder, except (I) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; (v) filings in connection with the financing of the Merger; and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings that (A) may be required to novate, assign or transfer any contract or agreement with any Governmental Entity, (B) the failure of which to be obtained or made would not have a Buyer Material Adverse Effect and would not have a material adverse effect on the ability of Buyer and Merger Subsidiary to perform their obligations hereunder or (C) that become applicable as a result of any acts or omissions by the Company.

      4.4 SEC Documents. The Buyer and its Subsidiaries have filed all required reports, proxy statements, forms and other documents with the SEC since September 1, 1994. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements filed by the Buyer since September 1, 1994 are hereinafter referred to as the "Buyer SEC Documents." Except as set forth in Section 4.4 of the Buyer Disclosure Schedule, as of their respective dates, and giving effect to any amendments thereto, (a) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      4.5 Financial Statements. The financial statements of the Buyer and its Subsidiaries (including, in each case, any notes and schedules thereto) included in the Buyer SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material in amount).

      4.6 Absence of Material Adverse Changes, etc. Except as set forth in Section 4.6 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement, since September 30, 1996, there has not been any Buyer Material Adverse Effect.

      4.7 Absence of Undisclosed Liabilities. Except as set forth in
Section 4.7 of the Buyer Disclosure Schedule or in the Buyer SEC Documents filed prior to the date hereof, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Buyer SEC Documents filed prior to the date hereof, neither the Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Buyer and its consolidated Subsidiaries or in the notes thereto except for those that would not in the aggregate have or be reasonably expected to have a Buyer Material Adverse Effect.

      4.8 Taxes.

            (a) Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, (I) all Tax Returns required to be filed by or with respect to Taxes (as defined hereafter) of the Buyer and its Subsidiaries are accurate in all material respects and have been filed in a timely manner (taking into account all lawful extensions of due dates), other than those Tax Returns as to which the failure to file would not have a Buyer Material Adverse Effect, and (ii) all Taxes shown to be due on such filed Tax Returns have been paid or adequate provision in accordance with GAAP with respect to the matters covered by such Tax Returns has been made for the payment therefore. Except as set forth in Section 4.8 of the Buyer Disclosure Schedule, to the knowledge of the Buyer, the Buyer and its Subsidiaries have not received any formal written notice of deficiency or assessment from any taxing authority with respect to liabilities for income and other material Taxes of the Buyer or its Subsidiaries that have not been fully paid or finally settled. To the knowledge of the Buyer, there are no Liens with respect to Taxes upon any of the properties or assets of the Buyer or its Subsidiaries other than Liens for Taxes not yet due and payable or that are being contested in good faith.

      4.9 Employment Matters. Each employee benefit plan, program, policy or arrangement maintained by Buyer has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

      4.10 Legal Proceedings, etc. Except as set forth in Section 4.11 of the Buyer Disclosure Schedule or in the SEC Documents, there are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of Buyer threatened against, relating to or involving Buyer or any of its Subsidiaries (or any of their respective officers or directors in connection with the business or affairs of Buyer and its Subsidiaries) or any properties or rights of Buyer or any of its Subsidiaries, before any court, arbitrator or administrative or governmental body, United States or foreign which, if adversely determined, would have a Buyer Material Adverse Effect. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the officers of Buyer, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the officers of Buyer, any governmental restriction applicable to the Buyer or any of its Subsidiaries, which has or would be reasonably expected to have a Buyer Material Adverse Effect.

      4.11 Compliance with Applicable Law. Except as set forth in Section
4.12 of the Buyer Disclosure Schedule, the Buyer and its Subsidiaries are in material compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations. All Permits required to conduct the business of the Buyer and its Active Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not have or be reasonably expected to have a Buyer Material Adverse Effect.

      4.12 Certain Fees. Except in connection with the retention of Peter
J. Solomon Company Limited (whose fees shall be the sole responsibility of Buyer), (I) Buyer and Merger Subsidiary have not employed any financial advisor or finder and (ii) neither Buyer nor Merger Subsidiary has incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

      4.13 Financing. Buyer and Merger Subsidiary have on the date of execution of this Agreement and will have at the Closing sufficient available funds (through existing credit arrangements, commitment letters or otherwise) to pay the Merger Consideration, and all fees and expenses required to be paid in connection with the Merger and the transactions contemplated hereby.

      4.14 Information Statement. None of the information supplied or to be supplied by the Buyer to the Company for inclusion in the Information Statement (as defined in Section 6.2(b) hereof) (and any amendments thereof or supplements thereto) will, with respect to information relating to the Buyer or Merger Subsidiary, at the time of the mailing of the Information Statement to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                ARTICLE V
                         CONTINUING STOCKHOLDERS

      Each Continuing Stockholder severally and not jointly represents and warrants to Buyer and Merger Subsidiary as follows:

      5.1 Authority, Binding Effect.

            (a) Each Continuing Stockholder has the requisite power, authority and right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Continuing Stockholder. This Agreement has been duly and validly executed by each Continuing Stockholder, and, assuming this Agreement has been duly authorized, executed and delivered by the Company, Buyer and Merger Subsidiary, this Agreement constitutes a valid and binding obligation of each Continuing Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles or equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (b) Each Continuing Stockholder, other than Princes Gate, Acorn Partnership, PGI, PGI Sweden and Opel (collectively, the "PGI Holders") represent and warrant that all actions of the Continuing Stockholders other than the PGI Holders, and the Board of Directors of the Company in connection with the approval and authorization of this Agreement and the transactions contemplated hereby and the implementation thereof were effected in compliance with, and not in violation of, applicable Delaware law. Each PGI Holder represents and warrants that all actions of such PGI Holder in connection with the approval and authorization of this Agreement and the transactions contemplated hereby and the implementation thereof were efffected in compliance with, and not in violation of, applicable Delaware law.

      5.2 Title. Other than as contemplated by this Agreement, the Continuing Stockholders are not parties to, or bound by, voting trusts, stockholder agreements, proxies or other agreements and understandings in effect with respect to the voting or the transfer of the Shares owned by the Continuing Stockholders, except for (I) the Securityholders Agreement, dated as of July 28, 1994, by and among the Company, Holdings, the Kelso Parties, Princes Gate, Acorn Partnership, PGI, PGI Sweden, Opel and PG Holdings, Inc., as agent (the "Securityholders Agreement"), (ii) the Stockholders Agreement, dated August 27, 1993, by and among Holdings, the Kelso Parties and the Management Shareholders listed on the Schedule of Management Shareholders attached thereto (the "Stockholders Agreement") (the Company assumed the rights and obligations of Holdings pursuant to the Stockholders Agreement in the Assignment and Assumption Agreement, dated as of January 23, 1995, by and among Holdings, the Company and the Kelso Parties), (iii) the Stock Subscription Agreement, dated August 31, 1994, by and among Holdings, the Company and CEA (the "Stock Subscription Agreement"), and (iv) the subscription letters pursuant to which the respective Continuing Stockholders acquired Shares, copies of which have been made available to Buyer (the Company assumed the rights and obligations of Holdings under such letters). There are no existing options, warrants, calls, commitments or other securities or agreements of any kind to which the Continuing Stockholders are parties requiring the issuance, sale or transfer of any shares of capital stock of the Company, except as provided under the Stockholders Agreement, the Securityholders Agreement and the Stock Subscription Agreement.

      5.3 Consents and Approvals; No Violations.

            (a) Neither the execution and delivery of this Agreement nor the performance by the Continuing Stockholders of their obligations hereunder will (I) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws, partnership agreement or other organizational documents of the Continuing Stockholders; (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Continuing Stockholders are a party or by which any of them or any of their assets may be bound, including, without limitation, the Stock Agreements; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any governmental agency or authority or court to which the Continuing Stockholder is subject, excluding from the foregoing clause (ii) and
(iii) such requirements, defaults, breaches, rights or violations that become applicable as a result of (1) the business or activities in which Buyer or Merger Subsidiary or any of their affiliates is or proposes to be engaged, or (2) any acts or omissions by, or facts pertaining to, Buyer or Merger Subsidiary.

            (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Continuing Stockholders or the performance by the Continuing Stockholders of their obligations hereunder, except (I) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; (v) filings in connection with the financing of the Merger; and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings that (A) may be required to novate, assign or transfer any contract or agreement with any Governmental Entity, (B) the failure of which to be obtained or made would not have a Material Adverse Effect and would not have a material adverse effect on the ability of the Continuing Stockholders to perform their obligations hereunder or (c) that become applicable as a result of
(1) the business or activities in which Buyer or Merger Subsidiary is or proposes to be engaged, or (2) any acts or omissions by Buyer or Merger Subsidiary.

      5.4 Investment Intention. Each Continuing Stockholder is acquiring the Consideration Shares solely for such stockholder's own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof.

      5.5 Federal Securities Laws Matters. Each Continuing Stockholder acknowledges receipt of advice from Buyer that (I) the Consideration Shares have not been registered under the Securities Act, (ii) the Consideration Shares must be held indefinitely and each Continuing Stockholder must continue to bear the economic risk of the investment in the Consideration Shares, unless such Consideration Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) if the exemption afforded by Rule 144 of the Securities Act is not available, sale of the Consideration Shares without registration will require the availability of an exemption under the Securities Act, (iv) an appropriate restrictive legend shall be placed on the certificate(s) representing the Consideration Shares and
(v) a notation shall be made in the appropriate records of Buyer indicating that the Consideration Shares are subject to restrictions on transfer and, appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Consideration Shares. In addition, each Continuing Stockholder has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from, Buyer and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Buyer and its Subsidiaries and the terms and conditions of the Merger.

      5.6 Investor Status. Either (I) each Continuing Stockholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) each Continuing Stockholder's financial situation is such that the Continuing Stockholder can afford to bear the economic risk of holding the Consideration Shares for an indefinite period of time, (B) the Continuing Stockholder can afford to suffer complete loss of his investment in the Consideration Shares, and
(c) the Continuing Stockholder's knowledge and experience in financial and business matters are such that each Continuing Stockholder is capable of evaluating the merits and risks of the Continuing Stockholder's investment in the Consideration Shares.

                                ARTICLE VI
                                COVENANTS

      6.1 Conduct of the Business.

            (a) The Company agrees that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as (I) otherwise expressly contemplated hereby, (ii) set forth in Section 6.1 of the Company
Disclosure Schedule or (iii) consented to by Buyer, in writing:

                  (i) The Company and its Subsidiaries shall use their reasonable efforts to (x) cause their business operations to be conducted in the ordinary course consistent with past practice, (y) preserve intact their business organization in all material respects and relationships with suppliers, employees and customers and (z) comply in all material respects with all laws;

                  (ii) The Company and its Subsidiaries shall not issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, except for the issuance of shares of Common Stock upon the exercise of currently outstanding Options and the issuance of 107,889.50 shares of Common Stock pursuant to the Securities Purchase Agreement, (x) any shares of capital stock of any class (except upon the exercise of Options outstanding on the date hereof), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of the Company or any of its Subsidiaries or (y) any assets of the Company or any of its Subsidiaries, except for sales of products in the ordinary course of business in a manner consistent with past practice;

                  (iii) The Company shall not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of its capital stock or any security or right exchangeable or exercisable for, or convertible into, its capital stock;

                  (iv) The Company shall not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or any security or right exchangeable or exercisable for, or convertible into, its capital stock; provided, the Company shall be entitled to purchase Shares in connection with the retirement or termination of certain employees pursuant to the terms of the Stockholders Agreement;

                  (v) The Company and its Subsidiaries shall not (w) make any capital expenditures not authorized in the current capital expenditures budget in excess of an aggregate of $1,000,000, (x) sell or dispose of any of their material properties or assets, except in the ordinary course of business; (y) except as may be required by existing contracts, make any loans, advances (other than advances in the ordinary course of business and consistent with past practice) or capital contributions to, or investments in, any other Person on behalf of the Company or any of its Subsidiaries or (z) make any change in any of the present accounting methods and practices of their business, except as required by changes in GAAP;

                  (vi) Other than in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary shall change the employment arrangements with its senior executive officers (including hiring, termination, promotion or relocation), make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, enter into or amend any employment, severance, termination or other similar agreement, adopt any new plan, program, agreement or arrangement that would otherwise constitute a Plan, or make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise.

                  (vii) The Company and its Subsidiaries will not take any action prohibited by clauses (b) through (k) of Section 3.7 hereof; and

                  (viii) The Company will not, and will not permit any Subsidiary to, agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (ii) through (vii) above.

            (b) Buyer and Merger Subsidiary each agree that, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer shall not, and shall not permit any of its Subsidiaries to:

                  (i) A) declare, set aside, make or pay any dividends or other distributions with respect to, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of Buyer to its parent and regular quarterly dividends consistent with past practice of Buyer or (B) combine, split, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock. 6.2 Information Statement.

            (a) The Company Board will deliver prompt notice of the adoption of this Agreement and the Merger by the Company's stockholders to those stockholders of the Company who have not consented to such action in writing, and who, if such actions had been taken at a meeting, would have been entitled to notice of the meeting of the Company's stockholders if the record date for such meeting had been the date that written consents signed by a sufficient number required to take the actions were delivered to the Company.

            (b) The Company shall promptly prepare and Buyer and Merger Subsidiary shall cooperate with the Company in such preparation of an information statement (the "Information Statement") relating to this Agreement and the transactions contemplated hereby and the Company shall as soon as practicable cause the Information Statement to be mailed to the Company's stockholders. The Company will furnish Buyer and its counsel drafts of the Information Statement for their review and comment prior to its dissemination and will use all reasonable efforts to incorporate all comments and suggestions made by Buyer and its counsel. The Information Statement shall contain the recommendation of the Company Board that stockholders of the Company approve and adopt this Agreement and notice of the approval and adoption of this Agreement by the stockholders of the Company by written consent in lieu of meeting pursuant to DGCL Section 228.

            (c) Buyer agrees that it will provide the Company with all information concerning Buyer and Merger Subsidiary necessary or appropriate to be included in the Information Statement.

      6.3   Access to Information; Confidentiality.

            (a) Upon reasonable advance notice, between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Buyer and the Company shall (I) give the other, its counsel, financial advisors, financing sources, auditors and other authorized representatives (collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries or the Buyer and its Subsidiaries, as the case may be, (ii) furnish to the other and such Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its employees, counsel and financial advisors to cooperate with the other in its investigation of the business of the Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be; provided that all requests for information, to visit plants or facilities or to interview employees or agents should be directed to and coordinated with an executive officer of the Company or Buyer, as the case may be.

            (b) Each of Buyer and the Company shall not disclose or use, and each shall cause its officers, employees and Representatives not to disclose or use, any confidential information with respect to the other party hereto, furnished or to be furnished, by such other party or their Representatives in connection herewith at any time or in any manner other than in connection with the evaluation of the transactions contemplated by this Agreement. If this Agreement is terminated for any reason, all such confidential information, in whatever form shall be returned to the originator by each party and its Representatives.

      6.4 No Solicitation. From the date hereof until the termination of this Agreement pursuant to the Article IX hereof, the Continuing Stockholders, the Company and its Subsidiaries shall not, and the Company shall use its reasonable efforts to ensure that the respective officers, directors, employees or other agents of the Company and its Subsidiaries will not, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter) or (b) engage in substantive discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of any significant equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. "Person" means any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

      6.5 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

      6.6 Director and Officer Liability; Indemnification.

            (a) Buyer, Merger Subsidiary and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnified Party (as defined below) as provided in the Company's Certificate of Incorporation, Bylaws or an agreement between an Indemnified Party and the Company and any of its Subsidiaries as in effect as of the date hereof shall survive the Merger and continue in full force and effect for six years after the Effective Time and for such period, Buyer shall, and shall cause the Surviving Corporation to the fullest extent permitted by law to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company and any of its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including, without limitation, attorneys' fees and the cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time except for any Costs arising out of or related to any Bernstein Claims and except as otherwise provided in subsection (e) below (each, an "Indemnifiable Claim"). In the event any Indemnifiable Claim is asserted or made within such six-year period, all rights to indemnification and advancement of costs in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied. To the extent permitted by the DGCL, advancement of expenses pursuant to this
Section 6.6 shall be mandatory rather than permissive and the Surviving Corporation shall advance all Costs in connection with such indemnification.

            (b) For six years after the Effective Time, Buyer will cause the Surviving Corporation, its successors and assigns to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligations under this Section 6.6(b), Buyer shall not be obligated to pay premiums in excess of 150% of the premium for the officers and directors liability insurance policy paid by the Company as of the date hereof, which amount has been disclosed to Buyer. Buyer shall cause the Surviving Corporation to continue to indemnify in accordance with the Company's past practices each of the employees listed in Section 6.6 of the Company Disclosure Schedule in respect of the lawsuit set forth opposite such employee's name in such Section.

            (c) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Buyer contained in this Section 6.6 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns
(I) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.6.

            (d) The obligations of the Company, the Surviving Corporation and Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to affect adversely any director or officer to whom this
Section 6.6 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.6 applies shall be third party beneficiaries of this
Section 6.6).

            (e) Each Continuing Stockholder agrees, severally and not jointly, to indemnify and hold harmless Buyer and the Company and their respective officers, directors and affiliates from and against all Costs arising out of or attributable to a breach by such Continuing Stockholder of the representations and warranties of such Continuing Stockholder contained in Section 5.1(b).

      6.7   Reasonable Best Efforts.

            (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (I) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder, (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement and (iv) in the case of Buyer and Merger Subsidiary, the obtaining of the funds referred to in the first sentence of Section 4.15 hereof and the listing of the Consideration Shares on the New York Stock Exchange.

            (b) The Company, Buyer and Merger Subsidiary agree to cooperate with Buyer to effect the transfers of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Surviving Corporation to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

      6.8   Regulatory Compliance.

            (a) The parties hereto shall make or cause to be made all necessary filings, as promptly as practicable, including, without limitation, those required under the HSR Act, the Exchange Act, and applicable state laws, in order to facilitate prompt consummation of the transactions contemplated hereby. In addition, Buyer, Merger Subsidiary and the Company will each use its reasonable best efforts, and will cooperate fully with each other to (I) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated hereby and (ii) obtain promptly all approvals, permits, orders, qualifications or other consents of any applicable governmental authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Buyer or its Subsidiaries to enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Buyer or its Subsidiaries to hold separate or divest, or to restrict the dominion or control of, any of the assets, properties or businesses of the Company and any of its Subsidiaries or Buyer and any of its Subsidiaries.

            (b) Subject to the Confidentiality Agreement and applicable law, the Company, Buyer and Merger Subsidiary will coordinate and cooperate with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other regulatory approvals and consents. Each of the Company, Buyer and Merger Subsidiary agrees to (I) file the Notification and Report required by the HSR Act on or before January 31, 1997 and (ii) respond promptly to and to comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide Buyer, and Buyer and Merger Subsidiary will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

      6.9 Public Announcements. Neither the Company, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange; provided, if such disclosure is required by law, the Company, Buyer or any of their respective affiliates may not make such disclosure without prior consultation of the other party.

      6.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger.

      6.11  Employee Matters.

            (a) General Medical has entered into the Employment Agreements in substantially the form of Exhibit A attached hereto with those Persons listed on Schedule 3.1(c) of the Company Disclosure Schedule. Following the Effective Time, the Buyer shall cause the Surviving Corporation to honor all obligations under the Employment Agreements and any other Plan as to which the disclosure required pursuant to Section 3.11(a) has been timely made and provide the employees of the Company and its Subsidiaries with employee benefits which are no less favorable in the aggregate than those currently provided by the Company, provided that the foregoing shall not require Buyer to maintain in effect any specific employee benefit plan, program or policy of the Company or its Subsidiaries. In addition, subject to the terms of any Company Plan or Buyer Plan, Buyer will, or will cause the Surviving Corporation and its Subsidiaries to (I) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each employee of the Company and its Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plan that such employees may be eligible to participate in after the Effective Time.

      6.12 Treatment of Public Debt. The Company will cooperate with Buyer (i)to commence a debt tender offer to be made by the Company (together with a solicitation of consents to eliminate certain restrictive covenants) of the Company's 121/8% Series A Subordinated Pay-In-Kind Debentures Due 2005 and the Company's 107/8% Series A Senior Subordinated Notes due 2003 on conditions as to the timing of acceptance for payment acceptable to the Company, and (ii) provided Buyer provides the Company with financing on terms and conditions satisfactory to the Company, in its sole discretion, to give the required notice of and consummate the redemption at par, prior to the Effective Time, of all of Holding's 12 1/2% Senior Notes due 2004 (the "Holdings Notes"), provided, in each case, that prior to the Closing Date no funds or related out-of-pocket transaction expenses necessary to effect any such repurchase shall be provided or paid for by the Company. In connection with such redemption of the Holdings Notes, the PGI Holders will waive any applicable notice period with respect to such redemption.


                               ARTICLE VII
                         CONDITIONS TO THE MERGER

      7.1 Conditions to Each Party's Obligations. The respective obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

            (a) HSR Act. Any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given (except such consents, approvals or other actions that may be required to novate, assign or transfer any contract or agreement with any Governmental Entity), other than those authorizations and approvals, the failure of which to have been obtained, would not, in the aggregate, have or be reasonably expected to have a Material Adverse Effect or Buyer Material Adverse Effect;

            (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court preventing the consummation of the Merger shall have been issued and be continuing in effect, and no provision of any applicable law or regulation shall prohibit the consummation of the Merger. There is no claim, action or proceeding pending or, to the knowledge of the Company or Buyer, threatened against the Company by any Governmental Entity that challenges the validity of this Agreement or the Merger or any material transaction contemplated hereby; and

            (c) NYSE Listing. The Consideration Shares shall have been approved for listing on the New York Stock Exchange subject to notice of issuance.

      7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following conditions:

            (a) Performance of Obligations by Buyer and Merger Subsidiary. Each of Buyer and Merger Subsidiary will have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

            (b) Representations and Warranties. The representations and warranties of Buyer continued in Article IV hereof shall be true and correct in all material respects as of the Closing Date, except (I) to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) for such inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or materiality exceptions contained therein) that do not in the aggregate result in a Buyer Material Adverse Effect;

            (c) Closing Certificate. The Company shall have received a certificate signed by the chief executive officer of Buyer, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.2(a) and 7.2(b) hereof have been satisfied of waived; and

            (d) Registration Rights Agreement. Buyer shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement").

      7.3 Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following conditions:

            (a) Performance of Obligations the Company. The Company and the Continuing Stockholders will have performed in all material respects each of its agreements and covenants continued in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

            (b) Representations and Warranties. The representations and warranties of the Company contained in Article III hereof and the representations and warranties of the Continuing Stockholders contained in Article V shall be true and correct in all material respects as of the Closing Date, except (I) to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) for such inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or materiality exceptions contained therein) that do not in the aggregate result in a Material Adverse Effect;

            (c) Closing Certificate. Buyer and Merger Subsidiary shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.3(a) and 7.3(b) hereof have been satisfied or waived; and

            (d) Registration Rights Agreement. Each of the Continuing Stockholders shall have executed and delivered the Registration Rights Agreement.


                               ARTICLE VIII
                               TERMINATION

      8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company has obtained stockholder approval:

            (a) by the mutual written consent of the Board of Directors of each of the Company and Buyer;

            (b) by either the Company or Buyer, if the Merger has not been consummated by April 1, 1997, or such other date, if any, as the Company and Buyer shall agree upon, provided, that if the Closing shall not have occurred by such date solely as a result of the failure to satisfy the condition relating to the expiration or termination of the applicable waiting period under the HSR Act, then such date shall be extended until May 1, 1997 ;

            (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

            (d) by the Company if the Average Price is less than $45.55.

            The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) shall give written notice of such termination to the other party; provided, no party in breach of any of its obligations under this Agreement may terminate this Agreement pursuant to this
Section 8.1.

      8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto except for willful breach; provided, that the agreements contained in Sections 3.17, 4.14, 6.3(b), 9.2 and 9.4 hereof shall survive the termination hereof.


                                ARTICLE IX
                              MISCELLANEOUS

      9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

            If to Buyer or Merger Subsidiary, to:

                  McKesson Corporation
                  One Post Street
                  San Francisco, CA 94104
                  Fax: (415) 983-8826
                  Attention: General Counsel

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022-9931
                  Fax: (212) 735-2000
                  Attention: Peter A. Atkins

            If to the Company, to:

                  General Medical Inc.
                  8741 Landmark Road
                  Richmond, VA 23228
                  Fax: (804) 264-7586
                  Attention: Steven B. Nielsen, Chairman
                               and Chief Executive Officer

            with a copy to:

                  Kelso & Company
                  320 Park Avenue, 24th Floor
                  New York, New York 10022
                  Fax:  (212) 223-2379
                  Attention:  James J. Connors, II, Esq.

            with a copy to:

                  McGuire, Woods, Battle & Boothe, L.L.P.
                  One James Center
                  901 East Cary Street
                  Richmond, Virginia 23219-4030
                  Fax: (804) 775-1061
                  Attention: Wellford L. Sanders, Jr.

      9.2 No Survival of Representations and Warranties. The representations and warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto, other than the representations and warranties contained in Sections 5.1, 5.4,
5.5 and 5.6, which shall survive indefinitely, shall not survive the Effective Time or the termination of the Agreement, provided, that covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms.

      9.3 Amendments, Modification and Waiver.

            (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer, Merger Subsidiary and the Continuing Stockholders and in the case of a waiver, by the party against whom the waiver is to be effective, provided however that Princes Gate, Acorn Partnership, PGI, PGI Sweden and Opel agree that PG Investors, Inc. is authorized to act as their agent and consent to any such amendment, modification or waiver on their behalf; provided, further, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred by the Company and the Continuing Stockholders in connection with this Agreement, the Merger and the transactions contemplated hereby, including legal fees and investment banking fees (including, but not limited to, those fees listed in Section 3.17 of the Company Disclosure Schedule), shall be paid by the Company and all such costs and expenses incurred by the Buyer or Merger Subsidiary shall be paid by the Buyer; provided that the amount, if any, by which the sum of the costs and expenses paid or payable by the Company pursuant to this
Section 9.4 plus the out-of-pocket cash expenses paid or payable by the Company in connection with the planned initial public offering of Common Stock as described in the IPO Prospectus exceeds $6,000,000 shall be deemed to be the "Excess Expense Amount" and shall be applied to reduce the Equity Value pursuant to the provisions of Section 1.2(a) hereof. At least one day prior to the Closing Date, the Company and the Continuing Stockholders shall provide Buyer with a certificate, setting forth in reasonable detail the calculation of the Excess Expense Amount. In the event that the actual Excess Expense Amount is determined to be greater than the amount set forth in such certificate, the parties agree that the amount of such excess shall reduce, and be applied against, the Holdback Amount.

      9.5 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware
(regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

      9.7 Severability. If any term or other provision of the Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

      9.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns and the Continuing Stockholders and their successors and permitted assigns, with respect to the obligations of Buyer and Merger Subsidiary under this Agreement, and for the benefit of Buyer and Merger Subsidiary, and their respective successors and permitted assigns with respect to the obligations of the Company and the Continuing Stockholders under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 1.7 and 6.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

      9.9   Schedules.

            (a) Disclosure of any fact or item in any Section of the Company Disclosure Schedule or the Buyer Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

            (b) Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Company Disclosure Schedule or the Buyer Disclosure Schedule setting forth information that might be "material" or have a "Material Adverse Effect" or a "Buyer Material Adverse Effect." The Company and the Buyer may, at their option, include in such schedules items that are not material or are not likely to have a Material Adverse Effect or a Buyer Material Adverse Effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or material adverse effect, or to define further the meaning of such terms for purposes of this Agreement.

      9.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.

      9.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

                           GENERAL MEDICAL INC.


                              By:  /s/ Steven B. Nielsen
                                 Name:  Steven B. Nielsen
                                 Title:


                           MCKESSON CORPORATION


                              By:  /s/ Ivan D. Meyerson
                                 Name:  Ivan D. Meyerson
                                 Title: Vice President


                              SPIDER ACQUISITION CORPORATION


                              By:  /s/ Ivan D. Meyerson
                                 Name:  Ivan D. Meyerson
                                 Title: Vice President


                              KELSO INVESTMENT ASSOCIATES IV, L.P.


                              By:  /s/ Thomas R. Wall, IV
                                 Name:  Thomas R. Wall, IV
                                 Title: General Partner


                              KELSO EQUITY PARTNERS II, L.P.


                              By:  /s/ Thomas R. Wall, IV
                                 Name:  Thomas R. Wall, IV
                                 Title: General Partner


                              CHASE EQUITY ASSOCIATES, L.P.


                              By:  /s/ Brian J. Richmand
                                 Name:  Brian J. Richmand
                                 Title:   Partner


                              JOHN RUTLEDGE PARTNERS, L.P.


                              By: /s/ John Rutledge
                                 Name:  John Rutledge
                                 Title:


                              PRINCES GATE INVESTORS, L.P.


                              By:  /s/ David R. Powers
                                 Name:  David R. Powers
                                 Title: Vice President, PG Investors,
                                        Inc., as General Partner


                              ACORN PARTNERSHIP I, L.P.


                              By:  /s/ David R. Powers
                                 Name:  David R. Powers
                                 Title: Vice President, PG Investors,
                                        Inc., as General Partner


                         PGI INVESTMENTS LIMITED


                              By:  /s/ David R. Powers
                                 Name:    David R. Powers
                                 Title:   Vice President, PG Investors,
                                          Inc., as Attorney-In-Fact


                              PGI SWEDEN AB


                              By:  /s/ David R. Powers
                                 Name:  David R. Powers
                                 Title:   Vice President, PG Investors,
                                          Inc., as Attorney-In-Fact


                                /s/ David R. Powers - Attorney-In-Fact


                              GREGOR VON OPEL


                              THE LOUIS AND PATRICIA KELSO TRUST


                              By:  /s/ Patricia H. Kelso
                                 Name:  Patricia H. Kelso


                                /s/ William A. Marquard

                              WILLIAM A. MARQUARD


                              THE FRANK T. NICKELL IRA


                              By:  /s/ Annamarie Simonelli
                                 Name:  Annamarie Simonelli
                                 Title: Assistant Vice President,
                                        Fleet Bank

                                /s/ David M. Roderick

                            DAVID M. RODERICK


                           /s/ George L. Shinn

                             GEORGE L. SHINN


                                /s/ Steven B. Nielsen

                            STEVEN B. NIELSEN


                                /s/ F. De Wight Titus

                            F. De WIGHT TITUS


                                /s/ Donald B. Garber

                             DONALD B. GARBER